 Exhibit 99.1

Midwest Holding Announces CEO and Board Chair Changes

A. Michael Salem Resigns as Co-CEO

Georgette Nicholas Appointed CEO

Mike Minnich Named President and CIO

John Hompe Appointed Non-Executive Board Chair

Lincoln, NE., November 22, 2021 /PRNewswire/ Midwest Holding Inc (“Midwest”) (NASDAQ: MDWT) today announced that A. Michael Salem, one of the company’s Co-Chief Executive Officers, has resigned as an officer and director and will leave the company, effective immediately.

Georgette C. Nicholas was appointed as Chief Executive Officer and a member of Midwest’s board of directors (the “Board”). Ms. Nicholas was previously the company’s President and Chief Financial Officer. Ms. Nicholas will continue as interim Chief Financial Officer until the company hires a replacement. Mike Minnich was named President and will no longer serve as Co-Chief Executive Officer. He will continue as the Chief Investment Officer. Independent director John T. Hompe was appointed as Non-Executive Chair of the Board.

"On behalf of the Board, we thank Michael for his dedication to Midwest and for the valuable contributions he has made since 2018 – we wish him well for the future,” Hompe said. “He has led the company through a period of growth and innovation and leaves Midwest in a position to build upon. We are very pleased that Georgette has agreed to serve as the new Chief Executive Officer. She brings more than 30 years’ experience in the global financial services industry including insurance, reinsurance and capital markets experience.  Ms. Nicholas has leveraged her business and financial acumen to drive strategy and results that the Board believes are important to Midwest’s success as we navigate the next few years to drive the Company forward. These changes will allow Mike to focus on key operational and investment initiatives, while Georgette will focus on the execution of the company’s focused strategy. With Georgette, Mike and the rest of the team, the Board is confident the company will be able to capitalize on its strengths and work to increase shareholder value.”

”I have the utmost confidence in the future of Midwest under Georgette’s leadership. She is the leader we need for this next stage of Midwest. Michael has been a tremendous partner and incredible innovator. We built this business model from the ground up together and I am sad to see him go. As we move forward, we will be focused on execution and Georgette has my full support,” remarked Minnich.

Nicholas said, "I am excited to take on the role of Chief Executive Officer of Midwest. We have a strong team and will remain focused on our priorities to build shareholder value.  The business is strongly capitalized, and we will work to improve our performance and build on the foundation in place.  I look forward to working with the Board and team as we maintain our focus on creating value for all our stakeholders."

Ms. Nicholas brings public company experience as the previous CEO and Managing Director for Genworth Mortgage Insurance Australia, a publicly listed ASX company in Sydney, Australia along with various roles at Genworth Financial, Inc. in investor relations, and chief financial officer roles.  Ms. Nicholas also worked in public accounting, including as a firm director with Deloitte.

Hompe was the Managing Partner and co-founder of J.P. Charter Oak Advisors LLC, a private investment firm focused on the financial services industry from 2012 to 2019. Mr. Hompe has worked in the financial services sector for more than 35 years. He has held numerous board positions with insurance companies during his career.

About Midwest Holding Inc.

Midwest Holding Inc. is a technology-enabled, services-oriented annuity platform. Midwest designs and develops in-demand life and annuity products that are distributed through independent distribution channels, to a large and growing demographic of U.S. retirees. Midwest originates, manages and transfers these annuities through reinsurance arrangements to asset managers and other third-party investors, who are actively seeking these financially attractive products. Midwest also provides the operational and regulatory infrastructure and expertise to enable asset managers and third-party investors to form, capitalize and manage their own reinsurance capital vehicles.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this release constitute forward-looking statements. These statements are based on management's expectations, estimates, projections and assumptions. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "intend," or "continue," the negative of these terms, or other comparable terminology used in connection with any discussion of future operating results or financial performance. These statements are only predictions and reflect our management's good faith present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated in such forward-looking statements include among others, the following:

•	the success of the changes in our executive leadership;

•	our business plan, particularly including our reinsurance strategy, may not prove to be successful;

•	our reliance on third-party insurance marketing organizations to market and sell our annuity insurance products through a network of independent agents;

•	failure to maintain adequate reinsurance;

•	our inability to expand our insurance operations outside the 22 states and District of Columbia in which we are currently licensed;

•	our annuity products may not achieve significant market acceptance;

•	failure to obtain new customers, retain existing customers, or reductions in policies in force by existing customers; and

•	higher service, administrative, or general expense due to the implementation of our business plan.

Readers are cautioned against placing undue reliance on any such forward-looking statements.  For details on factors that could affect these expectations, see also the risk factors and other cautionary language included in Midwest's filings with the SEC, which can be obtained online at the website of the U.S. Securities and Exchange Commission at http://www.sec.gov or on Midwest's website at http://www.midwestholding.com. Except as required by law, Midwest does not undertake to update forward-looking statements contained in this release.

For more information, please visit www.midwestholding.com

Investor contact: ir@midwestholding.com
Media inquiries: press@midwestholding.com

SOURCE Midwest Holding Inc.